As filed with the Securities and Exchange Commission on January 4, 2024

Registration No. 333-251997
Registration No. 333-232043
Registration No. 333-230076
Registration No. 333-230044
Registration No. 333-227776

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO
FORM S-8 REGISTRATION STATEMENTS
UNDER
THE SECURITIES ACT OF 1933

Registration Statement No. 333-251997
Registration Statement No. 333-232043
Registration Statement No. 333-230076
Registration Statement No. 333-230044
Registration Statement No. 333-227776

LIVENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-4699376
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1818 Market Street
Philadelphia, Pennsylvania, 19103
215-299-5900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sara Ponessa
Vice President, General Counsel and Secretary
Livent Corporation
1818 Market Street
Philadelphia, Pennsylvania, 19103
215-299-5900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Livent Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) with respect to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by the Registrant, with the Securities and Exchange Commission:

•	Registration Statement No. 333-251997 on Form S-8, filed on January 8, 2021, registering 4,393,837 shares of the Registrant’s common stock, par value $0.001 per share (“Registrant Common Stock”).

•	Registration Statement No. 333-232043 on Form S-8, filed on June 10, 2019, registering 1,000,000 shares of Registrant Common Stock.

•	Registration Statement No. 333-230076 on Form S-8, filed on March 5, 2019, registering 2,000,000 shares of Registrant Common Stock.

•	Registration Statement No. 333-230044 on Form S-8, filed on March 1, 2019, registering deferred compensation obligations pursuant to the Livent Nonqualified Savings Plan in the amount of $5,000,000.

•	Registration Statement No. 333-227776 on Form S-8, filed on October 10, 2018, registering 4,290,000 shares of Registrant Common Stock.

On January 4, 2024, the transactions (collectively, the “transaction”) contemplated by the Transaction Agreement dated as of May 10, 2023, as amended by the Amendment to Transaction Agreement, dated as of August 2, 2023, the Second Amendment to Transaction Agreement, dated as of November 5, 2023 and the Third Amendment to Transaction Agreement, dated as of December 20, 2023 (as amended, the “Transaction Agreement”), by and among the Registrant, Allkem Limited, an Australian public company limited by shares (“Allkem”), Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (“Arcadium”), Lightning-A Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Arcadium Lithium Intermediate IRL Limited, a private company limited by shares and incorporated and registered in Ireland (“Irish IntermediateCo”) were completed and the Registrant became an indirect wholly owned subsidiary of Arcadium.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold or unissued at the termination of the offering.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on January 4, 2024.

LIVENT CORPORATION

By:	/s/ Paul W. Graves
	Name:	Paul W. Graves
	Title:	President and Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act, no other person is required to sign this Post-Effective Amendment to the Registration Statements.